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                                                                  EXHIBIT 4.5(C)

[CLIFFORD CHANCE LOGO]                             LIMITED LIABILITY PARTNERSHIP

                                                                  EXECUTION COPY


                                    MAY 2004






                          VERNALIS DEVELOPMENT LIMITED
                                   AS COMPANY

                                  IN FAVOUR OF

                        ELAN PHARMA INTERNATIONAL LIMITED



                        ---------------------------------
                                 FLOATING CHARGE
                        ---------------------------------



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                                    CONTENTS

CLAUSE                                                                      PAGE
------                                                                      ----
1.   Definitions and Interpretation........................................   2
2.   Floating Charge.......................................................   4
3.   Crystallisation of Floating Charge....................................   4
4.   Further Assurance.....................................................   4
5.   Negative Pledge.......................................................   5
6.   Information and Access................................................   5
7.   Monetary Claims: After Enforcement Event..............................   5
8.   Enforcement of Security...............................................   5
9.   Extension and Variation of the Law of Property Act 1925...............   6
10.  Appointment of Receiver or Administrator..............................   6
11.  Powers of Receiver....................................................   7
12.  Application of Moneys.................................................   8
13.  Protection of Purchasers..............................................   8
14.  Power of Attorney.....................................................   8
15.  Effectiveness of Security.............................................   9
16.  Release of Security...................................................  10
17.  Set-Off...............................................................  10
18.  Subsequent Security Interests.........................................  10
19.  Currency..............................................................  11
20.  Assignment............................................................  11
21.  Expenses, Stamp Taxes and Indemnity...................................  11
22.  Payments Free of Deduction............................................  11
23.  Discretion and Delegation.............................................  12
24.  Notices...............................................................  12
25.  Governing Law.........................................................  12
26.  Jurisdiction..........................................................  12
27.  Counterparts..........................................................  12


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THIS FLOATING CHARGE is made on            May 2004

BY

(1) VERNALIS DEVELOPMENT LIMITED, a company incorporated in England and Wales (registered no. 02600483), whose registered office is at Oakdene Court, 613 Reading Road, Winnersh, Berkshire RE41 5UA (the "COMPANY") in favour of

(2) ELAN PHARMA INTERNATIONAL LIMITED a company incorporated in Ireland (registered no. 222276), whose registered office is at WIL House, Shannon Business Park, Shannon, County Clare, Ireland (the "EPIL").

IT IS AGREED as follows:

1.      DEFINITIONS AND INTERPRETATION

1.1     DEFINITIONS

        Terms defined in the Sale and Purchase Agreement shall, unless otherwise defined in this Floating Charge, have the same meaning when used in this Floating Charge and in addition:

        "CHARGED PROPERTY" means all the assets and undertaking of the Company which from time to time are the subject of the security created or expressed to be created in favour of EPIL by or pursuant to this Floating Charge.

        "COLLATERAL RIGHTS" means all rights, powers and remedies of EPIL provided by or pursuant to this Floating Charge or by law.

        "DEFAULT" means any failure by the Company to comply with any of its obligations under clause 5 (except sub-clause 5.2) of the Sale and Purchase Agreement and (except in relation to sub-clause 5.8 of the Sale and Purchase Agreement) such failure is not remedied within 30 days of the due date for performance of such obligation .

        "ENFORCEMENT EVENT" means any of the following events:

        (a)     the occurrence of a Default;

        (b)     breach by the Company of any provision of this Floating Charge;

        (c) the presentation of a petition or application for the making of an administration order in relation to the Company;

        (d) any person who is entitled to do so giving written notice of its intention to appoint an administrator of the Company or filing such a notice with the court;

        (e) either the Company or Vernalis plc passes a resolution for its winding up or a court of competent jurisdiction makes an order for the Company's or Vernalis plc's winding up or dissolution;

        (f) an administrator of the Company or Vernalis plc is appointed, or a receiver is appointed over, or an encumbrancer takes possession of or sells, an asset of the Company or Vernalis plc other than pursuant to this Floating Charge; or


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        (g)     either the Company or Vernalis plc makes an arrangement or composition with its creditors generally or makes an application to a court of competent jurisdiction for protection from its creditors generally.

        "INTELLECTUAL PROPERTY" means any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests, whether registered or unregistered, the benefit of all applications and rights to use such assets.

        "MONETARY CLAIMS" means any book and other debts and monetary claims relating to the Product from or in relation to the Territory owing to the Company and any proceeds of such debts and claims (including without limitation, any claims or sums of money deriving from or in relation to any Intellectual Property, any court order or judgment, any contract or agreement to which the Company is a party and any other assets, property, rights or undertaking of the Company in each case in or relating to the Product).

        "RECEIVER" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

        "SALE AND PURCHASE AGREEMENT" means the sale and purchase agreement dated 29 March 2004 between Elan Corporation, plc, Elan Pharma International Limited, Elan Pharmaceuticals, Inc., Vernalis Development Limited and Vernalis plc relating to the termination of the Licence Agreement and the Development Agreement and the sale and purchase of certain rights and assets relating to the Product (as defined therein).

        "SECURED OBLIGATIONS" means all obligations to be discharged by the Company under clause 5 of the Sale and Purchase Agreement.

        "SECURITY" means a mortgage, charge, pledge, lien assignment, hypothecation or other security or any other agreement or arrangement having a similar effect.

1.2     INTERPRETATION

        In this Floating Charge:

        1.2.1 the rules of interpretation contained in clauses 1.2 and 1.3 of the Sale and Purchase Agreement shall apply to the construction of this Floating Charge;

        1.2.2 any reference to "EPIL" or the "COMPANY" shall be construed so as to include its and any subsequent successors and any permitted transferees in accordance with their respective interests; and

        1.2.3 references in this Floating Charge to any Clause or Schedule shall be to a clause or schedule contained in this Floating Charge.

1.3     THIRD PARTY RIGHTS

        A person who is not a party to this Floating Charge has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Floating Charge.


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2.      FLOATING CHARGE

2.1 The Company hereby charges with full title guarantee in favour of EPIL with the payment and discharge of the Secured Obligations by way of first floating charge the Monetary Claims.

2.2 Paragraph 14 of Schedule B1 to the Insolvency Act 1986 applies to the floating charge created pursuant to this Clause 2.

3.      CRYSTALLISATION OF FLOATING CHARGE

3.1     CRYSTALLISATION:  BY NOTICE

        EPIL may at any time by notice in writing to the Company convert the floating charge created by Clause 2 (Floating Charge) with immediate effect into a fixed charge as regards the Charged Property if a Default has occurred and is continuing.

3.2     CRYSTALLISATION: AUTOMATIC

        Notwithstanding Clause 3.1 (Crystallisation: By Notice) and without prejudice to any law which may have a similar effect, the floating charge will automatically be converted (without notice) with immediate effect into a fixed charge as regards all the assets subject to the floating charge if any of the events specified in paragraphs (e), (f) or
        (g) of the definition of Enforcement Event occurs.

4.      FURTHER ASSURANCE

4.1     FURTHER ASSURANCE: GENERAL

        4.1.1 The covenant set out in Section 2(1)(b) of the Law of Property (Miscellaneous Provisions) Act 1994 shall extend to include the obligations set out in sub-clause 4.1.2 below.

        4.1.2 The Company shall promptly do all such acts or execute all such documents as EPIL may reasonably specify (and in such form as EPIL may reasonably require in favour of EPIL or its nominee(s)):

                (a) to perfect the Security created or intended to be created in respect of the Charged Property or for the exercise of the Collateral Rights;

                (b) to confer on EPIL security over any property and assets of the Company located in any jurisdiction outside England and Wales equivalent or similar to the security intended to be conferred by or pursuant to this Floating Charge; and/or

                (c)     to facilitate the realisation of the Charged Property.

4.2     NECESSARY ACTION

        The Company shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on EPIL by or pursuant to this Floating Charge.


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4.3     CONSENTS

        The Company shall use all reasonable endeavours to obtain (in form and content reasonably satisfactory to EPIL) as soon as possible any consents necessary to enable the assets of the Company to be the subject of an effective floating charge pursuant to Clause 2 (Floating Charge) and, immediately upon obtaining any such consent, the asset concerned shall become subject to such security and the Company shall promptly deliver a copy of each consent to EPIL.

4.4     IMPLIED COVENANTS FOR TITLE

        The obligations of the Company under this Floating Charge shall be in addition to the covenants for title deemed to be included in this Floating Charge by virtue of Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994.

5.      NEGATIVE PLEDGE

5.1     NEGATIVE PLEDGE

        The Company undertakes that it shall not (and it shall ensure that no Vernalis Group Undertaking shall), at any time during the subsistence of this Floating Charge, create or permit to subsist any Security over all or any part of the Charged Property other than Security permitted under this Floating Charge and the Sale and Purchase Agreement.

6.      INFORMATION AND ACCESS

        The Company shall from time to time, on request of EPIL, furnish EPIL with such information as EPIL may reasonably require about the Charged Property and its compliance with the terms of this Floating Charge and the Company shall permit EPIL, its representatives, professional advisers, free access at all reasonable times and on reasonable notice to inspect and take copies and extracts from the books, accounts and records of the Company relating to the Charged Property.

7.      MONETARY CLAIMS: AFTER ENFORCEMENT EVENT

        At any time after the occurrence of an Enforcement Event the Company shall pay all proceeds of the realisation of any Monetary Claims into a bank account solely for such purpose in the name of the Company and:

        7.1.1 shall ensure that no other monies shall be paid into such account; and

        7.1.2 shall not (except with the prior written consent of EPIL) be entitled to withdraw or otherwise transfer the proceeds standing to the credit of such account.

8.      ENFORCEMENT OF SECURITY

8.1     ENFORCEMENT

        At any time after the occurrence of an Enforcement Event or if the Company requests EPIL to exercise any of its powers under this Floating Charge, the security created by or pursuant to this Floating Charge is immediately enforceable and EPIL may, without notice to the Company or prior authorisation from any court, in its absolute discretion:


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        8.1.1     enforce all or any part of that security (at the times, in the manner and on the terms it thinks fit) and take possession of and hold or dispose of all or any part of the Charged
                  Property; and

        8.1.2 whether or not it has appointed a Receiver, exercise all or any of the powers, authorities and discretions conferred by the Law of Property Act 1925 (as varied or extended by this Floating Charge) on mortgagees and by this Floating Charge on any Receiver or otherwise conferred by law on mortgagees or Receivers.

8.2     NO LIABILITY AS MORTGAGEE IN POSSESSION

        Neither EPIL nor any Receiver shall be liable to account as a mortgagee in possession in respect of all or any part of the Charged Property or be liable for any loss upon realisation or for any neglect, default or omission in connection with the Charged Property to which a mortgagee in possession might otherwise be liable.

9.      EXTENSION AND VARIATION OF THE LAW OF PROPERTY ACT 1925

9.1     EXTENSION OF POWERS

        The power of sale or other disposal conferred on EPIL and on any Receiver by this Floating Charge shall operate as a variation and extension of the statutory power of sale under Section 101 of the Law of Property Act 1925 and such power shall arise (and the Secured Obligations shall be deemed due and payable for that purpose) on execution of this Floating Charge.

9.2     RESTRICTIONS

        The restrictions contained in Sections 93 and 103 of the Law of Property Act 1925 shall not apply to this Floating Charge or to the exercise by EPIL of its right to consolidate all or any of the security created by or pursuant to this Floating Charge with any other security in existence at any time or to its power of sale, which powers may be exercised by EPIL without notice to the Company on or at any time after the occurrence of an Enforcement Event.

10.     APPOINTMENT OF RECEIVER OR ADMINISTRATOR

10.1    APPOINTMENT AND REMOVAL

        After the occurrence of an Enforcement Event or if requested to do so by the Company, EPIL may by deed or otherwise (acting through an authorised officer of EPIL), without prior notice to the Company:

        10.1.1 appoint one or more persons to be a Receiver of the whole or any part of the Charged Property;

        10.1.2 remove (so far as it is lawfully able) any Receiver so appointed;

        10.1.3 appoint another person(s) as an additional or replacement Receiver(s); and

        10.1.4 appoint one or more persons to be an administrator of the Company.


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10.2    CAPACITY OF RECEIVERS

        Each person appointed to be a Receiver pursuant to Clause 10.1 (Appointment and Removal) shall be:

        10.2.1 entitled to act individually or together with any other person appointed or substituted as Receiver;

        10.2.2 for all purposes shall be deemed to be the agent of the Company which shall be solely responsible for his acts, defaults and liabilities and for the payment of his remuneration and no Receiver shall at any time act as agent for EPIL; and

        10.2.3 entitled to remuneration for his services at a rate to be fixed by EPIL from time to time (without being limited to the maximum rate specified by the Law of Property Act 1925).

10.3    STATUTORY POWERS OF APPOINTMENT

        The powers of appointment of a Receiver shall be in addition to all statutory and other powers of appointment of EPIL under the Law of Property Act 1925 (as extended by this Floating Charge) or otherwise and such powers shall remain exercisable from time to time by EPIL in respect of any part of the Charged Property.

11.     POWERS OF RECEIVER

        Every Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up or dissolution of the Company) have and be entitled to exercise, in relation to the Charged Property (and any assets of the Company which, when got in, would be Charged Property) in respect of which he was appointed, and as varied and extended by the provisions of this Floating Charge (in the name of or on behalf of the Company or in his own name and, in each case, at the cost of the Company):

        11.1.1 all the powers conferred by the Law of Property Act 1925 on mortgagors and on mortgagees in possession and on receivers appointed under that Act;

        11.1.2 all the powers of an administrative receiver set out in Schedule 1 to the Insolvency Act 1986 (whether or not the Receiver is an administrative receiver);

        11.1.3 all the powers and rights of an absolute owner and power to do or omit to do anything which the Company itself could do or omit to do; and

        11.1.4 the power to do all things (including bringing or defending proceedings in the name or on behalf of the Company) which seem to the Receiver to be incidental or conducive to (a) any of the functions, powers, authorities or discretions conferred on or vested in him or (b) the exercise of the Collateral Rights (including the realisation of all or any part of the Charged Property) or (c) bringing to his hands any assets of the Company forming part of, or which when got in would be, Charged Property.


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12.     APPLICATION OF MONEYS

        All moneys received or recovered by EPIL or any Receiver pursuant to this Floating Charge or the powers conferred by it shall (subject to the claims of any person having prior rights thereto and by way of variation of the provisions of the Law of Property Act 1925) be applied first in the payment of the costs, charges and expenses incurred and payments made by the Receiver, the payment of his remuneration and the discharge of any liabilities incurred by the Receiver in, or incidental to, the exercise of any of his powers, and thereafter shall be applied by EPIL (notwithstanding any purported appropriation by the Company) in such order and manner as EPIL shall think fit:

        12.1.1 in or towards the discharge of all or any of the Secured Obligations which are then due and payable; or

        12.1.2 if any of the Secured Obligations are then contingent, in payment to the credit of any accounts selected by EPIL to be held until such time as EPIL shall think fit pending their application in or towards the discharge of all or any of the Secured Obligations which are at that time due and payable; or

        12.1.3 in payment to the credit of any suspense or impersonal account for so long as EPIL shall think fit pending any further application of such moneys (as EPIL shall be entitled, but not obliged, to do in its discretion) in accordance with the previous provisions of this Clause 12; and

        12.1.4 if the Company is under no further actual or contingent liability under the Sale and Purchase Agreement, in payment of the surplus to the Company or any other person entitled to it, whereupon any Receiver previously appointed shall be removed as provided by law and the charge released in accordance with Clause 16 below.

13.     PROTECTION OF PURCHASERS

13.1    CONSIDERATION

        The receipt of EPIL or any Receiver shall be conclusive discharge to a purchaser and, in making any sale or disposal of any of the Charged Property or making any acquisition, EPIL or any Receiver may do so for such consideration, in such manner and on such terms as it thinks fit.

13.2    PROTECTION OF PURCHASERS

        No purchaser or other person dealing with EPIL or any Receiver shall be bound to inquire whether the right of EPIL or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of EPIL or such Receiver in such dealings.

14.     POWER OF ATTORNEY

14.1    APPOINTMENT AND POWERS

        The Company by way of security irrevocably appoints EPIL and any Receiver severally to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable for:


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        14.1.1  carrying out any obligation imposed on the Company by this
                Floating Charge (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Charged Property); and

        14.1.2 enabling EPIL and any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Floating Charge or by law (including, after the occurrence of an Enforcement Event, the exercise of any right of a legal or beneficial owner of the Charged Property).

14.2    RATIFICATION

        The Company shall ratify and confirm all things done and all documents executed by any attorney in the exercise or purported exercise of all or any of his powers.

15.     EFFECTIVENESS OF SECURITY

15.1    CONTINUING SECURITY

        The security created by or pursuant to this Floating Charge shall remain in full force and effect as a continuing security for the Secured Obligations unless and until discharged by EPIL.

15.2    CUMULATIVE RIGHTS

        The security created by or pursuant to this Floating Charge and the Collateral Rights shall be cumulative, in addition to and independent of every other security which EPIL may at any time hold for the Secured Obligations or any other obligations or any rights, powers and remedies provided by law. No prior security held by EPIL over the whole or any part of the Charged Property shall merge into the security constituted by this Floating Charge.

15.3    NO PREJUDICE

        The security created by or pursuant to this Floating Charge and the Collateral Rights shall not be prejudiced by any unenforceability or invalidity of any other agreement or document or by any time or indulgence granted to the Company or any other person or by any other thing which might otherwise prejudice that security or any Collateral Right.

15.4    REMEDIES AND WAIVERS

        No failure on the part of EPIL to exercise, or any delay on its part in exercising, any Collateral Right shall operate as a waiver of that Collateral Right, nor shall any single or partial exercise of any Collateral Right preclude any further or other exercise of that or any other Collateral Right.

15.5    NO LIABILITY

        None of EPIL, its nominee(s) or any Receiver shall be liable by reason of (a) taking any action permitted by this Floating Charge or (b) any neglect or default in connection with the Charged Property or (c) taking possession of or realising all or any part of the Charged Property, except in the case of gross negligence or wilful default upon its part.

15.6    PARTIAL INVALIDITY

        If, at any time, any provision of this Floating Charge is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality,



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        validity or enforceability of the remaining provisions of this Floating
        Charge nor of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby and, if any part of the security intended to be created by or pursuant to this Floating Charge is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of the security.

16.     RELEASE OF SECURITY

16.1    REDEMPTION OF SECURITY

        Upon the Secured Obligations being discharged in full EPIL shall, at the request and cost of the Company, release and cancel the security constituted by this Floating Charge, in each case subject to Clause 16.2 (Avoidance of Payments) and without recourse to, or any representation or warranty by, EPIL or any of its nominees.

16.2    AVOIDANCE OF PAYMENTS

        If EPIL considers that any amount paid or credited to it is capable of being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws the liability of the Company under this Floating Charge and the security constituted hereby shall continue and such amount shall not be considered to have been irrevocably paid.

16.3    RETENTION OF SECURITY

        EPIL may retain this Floating Charge, the security constituted by or pursuant to this Floating Charge and all documents of title, certificates and other documents relating to or evidencing ownership of all or any part of the Charged Property for a period of seven months after any discharge in full of the Secured Obligations provided that if at any time during that seven month period a petition or application is presented for an order for the winding-up of, or the making of an administration order in respect of, the Company or any person who is entitled to do so gives written notice of its intention to appoint an administrator of the Company or files such a notice with the court or the Company commences to be wound-up voluntarily or any analogous proceedings are commenced in respect of it, EPIL may continue to retain such security and such documents for such further period as EPIL may determine and the security and such documents shall be deemed to have continued to have been held as security for the Secured Obligations.

17.     SET-OFF

        The Company authorises EPIL (but EPIL shall not be obliged to exercise such right), after the occurrence of an Enforcement Event, to set off against the Secured Obligations any amount or other obligation (contingent or otherwise) owing by EPIL to the Company and apply any credit balance to which the Company is entitled on any account with EPIL in accordance with Clause 12 (Application of Monies) (notwithstanding any specified maturity of any deposit standing to the credit of any such account).

18.     SUBSEQUENT SECURITY INTERESTS

        If EPIL at any time receives or is deemed to have received notice of any subsequent Security affecting all or any part of the Charged Property or any assignment or transfer of the Charged Property which is prohibited by the terms of this Floating Charge, all payments thereafter by or on behalf of the Company to EPIL shall be treated as having


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        been credited to a new account of the Company and not as having been applied in reduction of the Secured Obligations as at the time when EPIL received such notice.

19.     CURRENCY

        For the purpose of or pending the discharge of any of the Secured Obligations, EPIL may convert any moneys received, recovered or realised or subject to application by EPIL or any Receiver pursuant to this Floating Charge from any currency other than US dollars to US dollars and any such conversion shall be made at EPIL's spot rate of exchange for the time being for obtaining US dollars with the first currency and the Secured Obligations shall be discharged only to the extent of the net proceeds of such conversion received by EPIL.

20.     ASSIGNMENT

        EPIL may assign and transfer all or any of its rights and obligations under this Floating Charge to any Elan Group Undertaking and if it does so and the assignee subsequently ceases to be an Elan Group Undertaking, EPIL shall procure that the rights under this agreement are reassigned to EPIL or another Elan Group Undertaking.

21.     EXPENSES, STAMP TAXES AND INDEMNITY

21.1    EXPENSES

        The Company shall, from time to time on demand of EPIL, reimburse EPIL for all the costs and expenses (including legal fees) on a full indemnity basis together with any VAT thereon incurred by it in connection with the exercise, preservation and/or enforcement of any of the Collateral Rights or the security contemplated by this Floating Charge or any proceedings instituted by or against EPIL as a consequence of taking or holding the security or of enforcing the Collateral Rights and shall carry interest from the date of such demand until so reimbursed at the rate and on the basis mentioned in clause 25.5 of the Sale and Purchase Agreement.

21.2    INDEMNITY

        The Company shall, notwithstanding any release or discharge of all or any part of the security, indemnify EPIL, its agents, attorneys and any Receiver against any action, proceeding, claims, losses, liabilities and costs which it may sustain as a consequence of any breach by the Company of the provisions of this Floating Charge, the exercise or purported exercise of any of the rights and powers conferred on them by this Floating Charge or otherwise relating to the Charged Property.

22.     PAYMENTS FREE OF DEDUCTION

        All payments to be made under this Floating Charge shall be made free and clear of and without deduction for or on account of tax unless the Company is required to make such payment subject to the deduction or withholding of tax, in which case the sum payable by the Company in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, EPIL receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have


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        received and so retained had no such deduction or withholding been made or required to be made.

23.     DISCRETION AND DELEGATION

23.1    DISCRETION

        Any liberty or power which may be exercised or any determination which may be made under this Floating Charge by EPIL or any Receiver may be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

23.2    DELEGATION

        Each of EPIL and any Receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Floating Charge (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by EPIL or the Receiver itself.

24.     NOTICES

        Clause 28 (Notices) of the Sale and Purchase Agreement is incorporated mutatis mutandis into this Floating Charge as if set out herein in full.

25.     GOVERNING LAW

        This Floating Charge is governed by English law.

26.     JURISDICTION

        Sub-clauses 29.2, 29.3 and 29.4 of the Sale and Purchase Agreement are incorporated mutatis mutandis in to this Floating Charge as if set out herein in full.

27.     COUNTERPARTS

        This Floating Charge may be executed in any number of counterparts each of which when executed and delivered is an original and all of which together evidence the same Floating Charge.

THIS FLOATING CHARGE has been signed on behalf of EPIL and executed as a deed by the Company and is delivered by it on the date specified above.

THE COMPANY

EXECUTED as a DEED
By VERNALIS DEVELOPMENT LIMITED


______________________    Director

______________________    Director/Secretary

Address:

Fax:



EPIL

ELAN PHARMA INTERNATIONAL LIMITED

By:

Address:

Fax:

Attention:



                                     - 13 -